Exhibit 21.1

SUBSIDIARIES OF GILEAD SCIENCES, INC.

Name of Subsidiary	Country of Incorporation
Bristol-Myers Squibb and Gilead Sciences Limited	Ireland
Bristol-Myers Squibb & Gilead Sciences, LLC	United States
CV Therapeutics Europe Ltd.	United Kingdom
Gilead Alberta ULC	Canada
Gilead Alberta, LLC	United States
Gilead Biologics, Inc.	United States
Gilead Biopharmaceutics Ireland Corporation	Ireland
Gilead Colorado, Inc.	United States
Gilead Connecticut, Inc.	United States
Gilead Holdings, LLC	United States
Gilead Palo Alto, Inc.	United States
Gilead Sciences (NZ)	New Zealand
Gilead Sciences Belgium	Belgium
Gilead Sciences Canada, Inc.	Canada
Gilead Sciences Cork Limited	Ireland
Gilead Sciences Denmark ApS	Denmark
Gilead Sciences Europe Ltd.	United Kingdom
Gilead Sciences Finland Oy	Finland
Gilead Sciences GesmbH.	Austria
Gilead Sciences GmbH	Germany
Gilead Sciences Hellas EPE	Greece
Gilead Sciences Holding, LLC	United States
Gilead Sciences Hong Kong Limited	Hong Kong
Gilead Sciences International Ltd.	United Kingdom
Gilead Sciences Lda.	Portugal
Gilead Sciences Limited	Ireland
Gilead Sciences llac Ticaret Limited Sireketi	Turkey
Gilead Sciences Ltd.	United Kingdom
Gilead Sciences Luxembourg S.a.r.l.	Luxembourg
Gilead Sciences Netherlands BV	Netherlands
Gilead Sciences Norway AS	Norway
Gilead Sciences Poland	Poland
Gilead Sciences Pty Limited	Australia
Gilead Sciences S.L.	Spain
Gilead Sciences S.r.l.	Italy
Gilead Sciences SAS	France
Gilead Sciences Sweden AB	Sweden
Gilead Sciences Switzerland Sarl	Switzerland
Leaf & Shield Insurance Limited	Bermuda
Tri-Supply Limited	Ireland